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                                                                    EXHIBIT 5.18


                              FOX LAW OFFICES, P.A.
                                  P.O. BOX 1097
                             PECOS, NEW MEXICO 87552
                            Telephone (505) 757-6411
                            Facsimile (505) 757-2411


August 24, 1998


Board of Directors
ARXA International Energy, Inc.
110 Cypress Station Drive,  Suite 280
Houston, Texas  77090

           In re:  ARXA International Energy, Inc.
                     Registration Statement on Form S-8
                     Innovative Financial Strategies

Gentlemen:

We have represented ARXA International Energy, Inc., a Delaware Corporation, ("Company") in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 100,000 shares ("Shares") of the Company's Common Stock, (par value of $.001 per share) ("Common Stock") pursuant to the terms of an Consulting Agreement with Innovative Financial Strategies dated August 21, 1998. In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the shares of Common Stock will be, when issued pursuant to the Consulting Agreement, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,
FOX LAW OFFICES, P.A.

  /s/ Richard C. Fox
--------------------------
By:  Richard C. Fox